EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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                                                             THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                 JUNE 30,                             JUNE 30,
                                                         1999             1998              1999              1998
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
Basic income per common share:
  Net Income                                          $  673,396        $  668,800        $1,314,347        $1,283,981

  Weighted average common shares outstanding           2,798,477         3,011,416         2,888,894         2,997,717

  Basic income per common share                       $     0.24        $     0.22        $     0.45        $     0.43

Dilutive income per common share:
  Net Income                                          $  673,396        $  668,800        $1,314,347        $1,283,981

  Weighted average common shares outstanding           2,798,477         3,011,416         2,888,894         2,997,717
  Dilutive effect of stock options                       154,889           195,285           157,805           203,421
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  Total shares                                         2,953,366         3,206,701         3,046,699         3,201,138

  Dilutive income per common share                    $     0.23        $     0.21        $     0.43        $     0.40

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